Exhibit 99.1

FLEETWOOD REPORTS FISCAL 2006 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

— Conference Call to Be Conducted Today at 1:30 p.m. EDT —

Riverside, Calif., July 13, 2006 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today financial results for the fiscal 2006 fourth quarter and full year ended April 30, 2006.

Consolidated Results

Consolidated revenues from continuing operations for the fourth quarter of fiscal 2006 improved 8 percent to $602.6 million from $560.2 million in the prior year’s fourth quarter. The Company generated income from continuing operations of $2.8 million, or $0.04 per diluted share, versus incurring a loss from continuing operations of $55.8 million, or $1.00 per diluted share, in the fourth quarter of the prior year. Net income for the quarter, which included results from discontinued operations, was $1.7 million, or $0.03 per diluted share, compared to a net loss of $120.5 million, or $2.16 per diluted share, in the fourth quarter of the prior year.

For fiscal year 2006, consolidated revenues from continuing operations increased 2 percent to $2.43 billion from $2.37 billion in the prior year. Fleetwood’s loss from continuing operations narrowed sharply to $6.1 million, or $0.10 per diluted share, from $72.6 million, or $1.31 per diluted share, in fiscal 2005. The net loss for fiscal 2006 also was reduced significantly to $28.4 million, or $0.48 per diluted share, from a net loss of $161.5 million, or $2.92 per diluted share, in the prior year.

“Fleetwood’s improved results reflect many factors, not the least of which is our successful restructuring effort,” said Elden L. Smith, president and chief executive officer. “The effects of empowering our associates to make decisions closer to the customer are becoming more apparent in improved designs, sales, product quality, service, and morale. Although the markets for motor homes and manufactured housing are currently sluggish, we are confident that we have the correct structure to react quickly to market changes and to continue to enhance our operations.”

Quarterly Results by Business Segment

Recreational vehicle sales for the quarter improved 13 percent to $430.2 million from $381.3 million in the prior year’s fourth quarter. The RV Group produced an operating profit of $2.2 million in the fourth quarter compared to incurring an operating loss of $29.8 million in the fourth quarter of the prior year. Despite a softer market, motor home sales were up compared with the prior year partially because of reduced promotional activity, the cost of which is netted against sales. Travel trailer revenues were boosted by $34 million in sales of emergency living units (ELUs) provided for disaster relief and also benefited from reduced promotional activity, as well as improved product acceptance at the dealer level. Folding trailer sales increased 18 percent during the quarter.

Revenues for the Housing Group dropped 18 percent to $157.5 million from $192.2 million in the prior fourth quarter. The decline was due primarily to the sale of the Company’s retail operations, which were downsized considerably soon after their disposition. The remaining stores continue to be part of an important customer relationship, albeit with more moderate sales volume than before the divestiture. Last year, Fleetwood also filled substantial orders for national community operators. Purchases by this segment of the industry have slowed significantly. Despite the decline in revenues, the Housing Group generated operating income for the fourth quarter of $6.6 million, compared to an operating loss of $7.0 million in the fourth quarter of fiscal 2005.

Fleetwood’s consolidated operating income for the fourth quarter was $8.3 million versus an operating loss of $49.1 million in the prior year.

Fiscal Year Results by Business Segment

Recreational vehicle sales for the full fiscal year declined 3 percent to $1.61 billion from $1.66 billion in the prior year. The RV Group ended the year slightly above breakeven with $0.2 million in operating income. This represents substantial progress from the operating loss of $39.2 million in fiscal 2005, primarily because of the same factors that affected the fourth quarter.

Fleetwood’s Housing Group revenues for fiscal 2006 rose 1 percent to $795.6 million from $785.5 million in the prior year. The Housing Group earned operating income of $38.8 million, a six-fold improvement from $6.4 million in fiscal 2005. The contributing factors were improved labor efficiencies, primarily related to FEMA unit production, lower selling expenses and reduced service and warranty costs, all of which benefited in fiscal 2006 from decentralization and cost containment initiatives.

Overall, the Company generated operating income of $29.5 million in fiscal 2006 versus an operating loss of $43.5 million in the prior year.

Discontinued Operations

Fleetwood’s former manufactured housing retail and finance operations have been classified as discontinued operations since the fourth quarter of fiscal 2005.

The loss from discontinued operations was $1.2 million in the fourth quarter of fiscal 2006, compared with a loss of $64.6 million in the prior year. The fiscal 2005 fourth quarter loss included a non-cash charge of $51.1 million to record the impairment of assets held for sale at their estimated fair market value less costs to sell. For the full year, the loss from discontinued operations was $22.4 million in fiscal 2006, compared with a loss of $88.9 million in the prior year.

Balance Sheet Changes

Fleetwood’s cash and marketable investment holdings grew by $100.4 million during the current fiscal year to $145.9 million at April 30, 2006. In the same period, total debt, including accrued interest, declined by $158.5 million. The majority of the decline related to payment of the deferred distributions on the Company’s 6% convertible trust preferred securities, lower borrowings on the secured credit facility and the elimination of $78.4 million of debt related to Fleetwood’s discontinued operations.

“Fleetwood ended fiscal 2006 in a strong cash position with considerably less debt than at this time last year,” Smith said. “We successfully converted receivables and inventories into cash and removed the overhang of almost $60 million of deferred distributions from our capital structure through a private placement of common stock. As of the end of the year, in addition to healthy cash reserves, we had unused borrowing capacity of almost $100 million. All in all, we feel comfortable with our liquidity.”

First Quarter Outlook

“During the first quarter, the operating environments for most of our businesses have been challenging,” Smith said. “In addition, with some of our new travel trailer models, we have experienced temporary parts shortages that impacted efficiencies and will delay some shipments until the second quarter. As a result, we expect to be below breakeven at the operating income line.

“We believe motor home sales have been adversely affected by concerns about fuel costs and rising interest rates,” Smith continued. “It is likely that we will continue to face reduced volume and low capacity utilization until consumer confidence stabilizes. Although we are cautiously optimistic about demand for our travel trailers, many of which are new, we are closely monitoring market conditions in light of the continued slow motor home market. Early indications are that these new travel trailer product lines are being well received, and this has resulted in stronger order backlogs. We continue to focus on further product enhancements and needed improvements in labor efficiencies. So far this calendar year, our folding trailer division has increased its market share and is enjoying a stronger market. We believe that the market share move is due to our product enhancements and we attribute the improved market environment to consumers’ recent move toward lighter-weight towable units, similar to what we have responded to in conventional travel trailers.

“We are pleased with the efficiency of our manufactured housing operations and the acceptance of our new regional models, but sales are slower than expected in almost every geographic region,” Smith said. “We are optimistic that this market will ultimately improve, as several trends that have adversely affected the business seem to have stabilized and there are indications that some factors may be heading in the right direction. These factors have generally included the high level of repossessed homes in the market, the dearth of available financing, liberal underwriting standards of many site-built lenders, and relatively low apartment rental rates. We also believe that reconstruction of the Gulf Coast is inevitable and factory-built housing will play a significant role in that effort.

“We continue to focus on developing more competitive products, further reducing costs, restructuring our operations for greater efficiency, evaluating new markets for growth, and taking advantage of opportunities to further strengthen our balance sheet and financial returns,” Smith concluded. “As I enter my second year as Chief Executive Officer of Fleetwood, I am confident that the significant changes made thus far to the Company’s structure and operational procedures, combined with ongoing initiatives, better position us to face the current softness in the markets we serve and to thrive over the longer term. In the 30-plus years since I joined Fleetwood, there have been many industry downturns, and I am confident that we know how to manage through them.”

Conference Call Information

On Thursday, July 13, 2006, the Company will host a conference call beginning at 1:30 p.m. EDT to review the results of operations for the fiscal 2006 fourth quarter and full year. The conference call will be broadcast live over the Internet at www.streetevents.com and www.earnings.com. It also will be accessible from the Company’s website, www.fleetwood.com, in the Company Information section. An archive of the call will be available at all three websites shortly after the call concludes.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company’s ability to comply with financial covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of our stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the motor home market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may impact demand for Fleetwood’s products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood’s products.

(tables to follow)

Fleetwood Enterprises, Inc.

CONSOLIDATED  STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	13 Weeks Ended		53 Weeks Ended	52 Weeks Ended
	April 30, 2006	April 24, 2005	April 30, 2006	April 24, 2005
Net Sales:
RV Group	$430,202	$381,308	$1,612,217	$1,659,882
Housing Group	157,472	192,249	795,596	785,547
Supply Group	14,884	14,077	50,214	57,020
Intercompany sales	—	(27,445)	(25,627)	(127,737)
	602,558	560,189	2,432,400	2,374,712

Cost of products sold	503,177	485,007	2,009,708	1,979,482
Gross profit	99,381	75,182	422,692	395,230

Operating expenses	90,916	118,499	387,133	420,187
Other operating expenses, net	138	5,787	6,054	18,581
	91,054	124,286	393,187	438,768

Operating income (loss)	8,327	(49,104)	29,505	(43,538)
Other income (expense)
Investment income	1,360	493	5,437	2,385
Interest expense	(6,838)	(7,181)	(29,662)	(27,349)
Other, net	—	—	—	(2,724)

	(5,478)	(6,688)	(24,225)	(27,688)
Income (loss) from continuing operations before income taxes	2,849	(55,792)	5,280	(71,226)
(Provision) benefit for income taxes	—	(41)	(11,345)	(1,351)
Income (loss) from continuing operations	2,849	(55,833)	(6,065)	(72,577)

Loss from discontinued operations, net	(1,187)	(64,624)	(22,372)	(88,882)

Net income (loss)	$1,662	$(120,457)	$(28,437)	$(161,459)

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Earnings (loss) per common share:
Income (loss) from continuing operations	$0.04	$0.04	$(1.00)	$(1.00)	$(0.10)	$(0.10)	$(1.31)	$(1.31)
Loss from discontinued operations	(0.01)	(0.01)	(1.16)	(1.16)	(0.38)	(0.38)	(1.61)	(1.61)

Net income (loss) per common share	$0.03	$0.03	$(2.16)	$(2.16)	$(0.48)	$(0.48)	$(2.92)	$(2.92)

Weighted average common shares	63,820	64,521	55,749	55,749	59,506	59,506	55,332	55,332

Fleetwood Enterprises, Inc.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	April 30, 2006	January 29, 2006	April 24, 2005
		(Unaudited)
ASSETS

Cash	$123,141	$63,725	$27,849
Marketable investments	22,768	18,108	17,627
Receivables	154,493	227,632	164,609
Inventories	177,832	225,886	233,591
Deferred taxes, net	18,847	21,849	25,762
Assets of discontinued operations	—	—	145,784
Other current assets	16,851	18,983	23,974
Total current assets	513,932	576,183	639,196

Property, plant and equipment, net	217,458	220,790	232,125
Deferred taxes, net	50,209	42,414	49,001
Cash value of Company-owned life insurance, net	29,938	30,400	36,946
Goodwill	6,316	6,316	6,316
Other assets	44,182	46,110	46,663

Total assets	$862,035	$922,213	$1,010,247

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$65,333	$68,081	$75,551
Employee compensation & benefits	53,267	58,235	59,036
Federal and State Income Taxes	2,217	—	—
Product warranty reserve	67,123	66,751	65,143
Short-term borrowings	7,476	5,016	56,661
Insurance reserves	17,531	17,395	18,888
Accrued interest	7,197	63,702	52,446
Liabilities of discontinued operations	—	—	84,702
Other current liabilities	67,728	73,912	82,290
Total current liabilities	287,872	353,092	494,717

Deferred compensation and retirement benefits	33,609	33,776	38,771
Insurance reserves	36,268	33,341	32,215
Long-term debt	123,199	125,249	108,946
Convertible subordinated debentures	210,142	210,142	210,142

Total liabilities	691,090	755,600	884,791

Commitments and contingencies

Shareholders’ equity:
Common stock	63,878	63,616	56,043
Additional paid-in capital	488,906	487,041	424,782
Accumulated deficit	(385,233)	(386,895)	(356,796)
Accumulated other comprehensive income	3,394	2,851	1,427

Total shareholders’ equity	170,945	166,613	125,456

Total liabilities and shareholders’ equity	$862,035	$922,213	$1,010,247

Fleetwood Enterprises, Inc.
BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION
(Unaudited)
(Amounts in thousands)

	13 Weeks Ended		53 Weeks Ended	52 Weeks Ended
	April 30, 2006	April 24, 2005	April 30, 2006	April 24, 2005
OPERATING REVENUES:
Motor Homes	$249,491	$245,809	$976,698	$1,097,091
Travel Trailers	158,076	116,236	551,501	477,610
Folding Trailers	22,635	19,263	84,018	85,181
RV Group	430,202	381,308	1,612,217	1,659,882
Housing Group	157,472	192,249	795,596	785,547
Supply Group	14,884	14,077	50,214	57,020
Intercompany sales	—	(27,445)	(25,627)	(127,737)

	$602,558	$560,189	$2,432,400	$2,374,712

OPERATING INCOME (LOSS):
Motor Homes	$1,381	$(5,185)	$5,364	$27,702
Travel Trailers	2,414	(18,371)	1,067	(40,897)
Folding Trailers	(1,601)	(6,271)	(6,215)	(25,974)
RV Group	2,194	(29,827)	216	(39,169)
Housing Group	6,569	(7,031)	38,818	6,387
Supply Group	15	454	2,244	3,816
Corporate and other	(451)	(12,700)	(11,773)	(14,572)

	$8,327	$(49,104)	$29,505	$(43,538)

UNITS SOLD:
Recreational vehicles -
Motor homes	2,201	2,356	9,074	10,566
Travel trailers	9,363	7,109	34,425	28,927
Folding trailers	2,981	2,637	11,075	11,253
	14,545	12,102	54,574	50,746

Manufactured housing -
Factory shipments	4,109	5,685	22,681	23,962

Less intercompany	—	(742)	(673)	(3,486)

Total shipments from continuing operations	18,654	17,045	76,582	71,222

Retail housing sales	—	946	1,393	4,157

Total Company shipments	18,654	17,991	77,975	75,379

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